Amendment 1 to the Entergy Nuclear Retention Plan

Resolution

NOW, THEREFORE, BE IT RESOLVED, that, in accordance with Section 7.01 of the Entergy Nuclear Retention Plan, as amended and restated effective January 1, 2007 (the “Plan”), the Committee does hereby amend the Plan to delete Section 6.02 in its entirety. Where not inconsistent herewith, all other terms and provisions of the Plan shall remain in full force and effect; and be it further

RESOLVED, that the officers of the Company, their delegates, or any one of them, be, and they hereby are authorized to execute, deliver and file all papers and documents including, without limitation, the Plan amendment, to take all steps and proceedings and to do all acts and things, which they may deem necessary or advisable to carry out and effectuate the actions authorized by the foregoing Resolution.

May 2, 2019 Meeting of the Personnel Committee of the Entergy Corporation Board of Directors